Exhibit 5.1

October 20, 2008

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:           Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”) of up to 2,500,000 shares (the “Shares”) of Common Stock, $0.0625 par value per share, of Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to the matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ ADLER POLLOCK & SHEEHAN P.C.